September 2, 2021

Dear Member,

The Federal Home Loan of Des Moines (the “Bank”) is pleased to announce that the Bank’s Board of Directors has elected Edward Garding to fill the remainder of the four-year independent director term that became vacant on May 19, 2021. Mr. Garding’s election became effective on August 30th, with the term of office expiring on December 31, 2023.

Mr. Garding serves as the College of Business Interim Dean at Montana State University-Billings in Billings, Montana. Prior to that, Mr. Garding spent over forty years serving in various roles at First Interstate Bank, headquartered in Billings, Montana. During his time at First Interstate Bank he served as the Chief Credit Officer and Chief Operating Officer, and as the First Interstate President and CEO from 2012 to 2016. Following his retirement in 2016, Mr. Garding continued his relationship with First Interstate serving as a part-time government relations officer.

The Bank’s Board of Directors is comprised of both member and independent directorships from Alaska, Hawaii, Idaho, Iowa, Minnesota, Missouri, Montana, North Dakota, Oregon, South Dakota, Utah, Washington, Wyoming, the U.S. Pacific territories of American Samoa and Guam and the Commonwealth of the Northern Mariana Islands.

If you have any questions about the election process, please contact Dara Queck, SVP/Chief Bank Operations Officer, at 515.412.2336.

Sincerely,

Dara Queck
SVP/Chief Bank Operations Officer
dqueck@fhlbdm.com